UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2018

GI DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55195	84-1621425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 Congress Street

Boston, MA 02210

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 357-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 3.02	Unregistered Sale of Equity Securities

On January 22, 2018 EST (which is January 23, 2018 AEDT), GI Dynamics, Inc. (the “Company”) announced that it had received commitments for a private placement of 58,780,619 fully paid CHESS Depositary Interests (“CDIs”) of the Company (representing 1,175,612 shares of common stock) at an issue price of A$0.035 per CDI to sophisticated and professional investors in Australia, the United States and the United Kingdom, consisting of U.S. and non-U.S. persons (as defined in Regulation S (“Regulation S”) of the Securities Act of 1933 (the “Securities Act”)) to raise approximately A$2.05 million (the “Private Placement”). The issue of CDIs under the Private Placement is expected to occur in two tranches. The first tranche closed on January 22, 2018 (US EST), pursuant to which the Company issued 28,467,063 CDIs (representing 569,341 shares of common stock). The second tranche, in which the Company expects to issue 30,313,556 CDIs (representing 606,271 shares of common stock), is subject to shareholder approval.

These CDIs are available for issue under the Company’s 15% placement capacity under Australian Securities Exchange (“ASX”) Listing Rule 7.1 and will rank equally in all respects with the Company’s CDIs on issue at the date of allotment.

The securities sold and to be sold in the Private Placement have not been registered under the Securities Act and have been issued or are to be issued, as applicable, under an exemption from the registration requirements of the Securities Act afforded by Rule 506 of Regulation D under the Securities Act with respect to purchasers who are US-persons and Regulation S with respect to purchasers who are non-US persons.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by the Company on January 22, 2018 (January 23, 2018 AEDT).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GI DYNAMICS, INC.

Dated: January 26, 2018	/s/ Scott Schorer
Scott Schorer
President and Chief Executive Officer